Exhibit 23.1



Independent Auditors' Consent


The Board of Directors
Glacier Water Services, Inc.


We consent to the incorporation by reference in the Registration Statements (No. 33-94660, No. 33-80016, No. 333-112695, No. 333-43848, and No. 333-57451) on
Form S-8 of Glacier Water Services, Inc. of our report dated February 13, 2004, with respect to the consolidated balance sheets of Glacier Water Services, Inc. as of December 28, 2003 and December 29, 2002, and the related consolidated statements of operations, comprehensive loss, stockholders' deficit, and cash flows for the two-year period ended December 28, 2003, which report appears in the December 28, 2003, annual report on Form 10-K of Glacier Water Services, Inc.


                                  /s/ KPMG LLP


San Diego, California
March 22, 2004